PAVmed Announces NextFlo™ Breakthrough

Groundbreaking disposable gravity-driven intravenous (IV) infusion set achieves flow accuracy comparable to expensive electronic infusion pumps, independent of IV bag height.

NEW YORK, Mar. 20, 2019 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a highly differentiated, multiproduct medical device company, today announced that its NextFlo™ Infusion System (“NextFlo”) achieved a key milestone in its quest to eliminate the need for complex and expensive electronic infusion pumps for most of the estimated 1 million infusions of fluids, medications and other substances delivered each day in hospitals and outpatient settings in the United States.

NextFlo is a completely disposable intravenous (IV) infusion set designed to deliver highly-accurate gravity-driven infusions independent of the height of the IV bag. It maintains constant flow by incorporating a proprietary, passive, pressure-dependent variable flow-resistor consisting entirely of inexpensive, easy-to-manufacture disposable mechanical parts. NextFlo testing has demonstrated constant flow rates across a wide range of IV bag heights with accuracy rates comparable to electronic infusion pumps.

“Infusions are a central element of nearly all episodes of inpatient care and play an increasing role in outpatient care. I believe PAVmed’s ingenious and groundbreaking NextFlo Infusion System will revolutionize how we deliver infusions to patients while significantly lowering costs to hospitals, nursing facilities, home healthcare, and even military systems worldwide,” said Daniel T. Engelman M.D., Medical Director of the Heart, Vascular and Critical Care Units at Baystate Medical Center, Springfield, Massachusetts, Associate Professor of Surgery, University of Massachusetts Medical School and President of ERAS® Cardiac, an international, multi-specialty organization of experts focused on developing and implementing evidence-based best practice guidelines for peri-operative care.

“For much of the last century nearly all infusions were driven by gravity. The nurse would hang the IV bag at a reasonable height and adjust the flow rate using a simple roller clamp and drip chart. Any inadvertent change in the height of the bag during the infusion would lead to an incorrect flow rate and possible complications,” Dr. Engelman explained. “More recently, however, complex and expensive electronic infusion pumps have become ubiquitous, despite the fact that most infusions are simple boluses or delivered at a fixed-rate and thus do not require the complexity of these pumps – one of the more egregious examples of technological overkill in health care today. I believe that once NextFlo is FDA-cleared and commercialized, it will dramatically simplify infusions, reduce healthcare costs, and have a broad and immediate impact on patient care.”

PAVmed recently completed a series of bench-top tests of NextFlo. These tests demonstrated that NextFlo is able to passively adjust its resistance and accurately deliver constant flow, comparable to electronic infusion pumps, across a wide range of clinically-relevant pressures (i.e. IV bag heights). This constant flow was maintained even when the pressure was repeatedly changed during the course of the infusion. The most definitive test from a clinical point of view (Figure) was performed in a physiologic bench top model which mimics saline infusions into a vein in a patient’s forearm against a typical venous back pressure. Two Identical NextFlo infusion sets were each connected to an IV bag containing a specified volume of saline fluid and attached to one of the models. For one infusion (A) the bag was hung at approximately 50 cm (less than 2 feet) above the arm, which would be unusually low in a clinical setting. For the other infusion (B) the bag was hung at approximately 150 cm (5 feet) above the arm, close to the ceiling, which would be unusually high. The two infusions were initiated at the same time. Both sets completed their infusions at the same time indicating identical average flow rates, despite the fact that one infusion (B) was driven by approximately three times the pressure of the other infusion (A).

NextFlo bench top testing has also demonstrated several key clinically significant safety features. For example, NextFlo prevents dangerous air bubbles inadvertently introduced into the system from passing into the patient under clinically relevant conditions. Flow also stops when meaningful resistance is encountered which is important in preventing dangerous infiltration of certain medications when an intravenous catheter dislodges from a vein. Finally, the set is physically incapable of inadvertently delivering flows higher than its specified rate – a serious medication error associated with electronic infusion pumps.

“This breakthrough represents an important inflection point in the future clinical and commercial value of NextFlo and I am looking forward to sharing the full details of these exciting results with potential strategic partners in the coming weeks,” said Lishan Aklog, M.D., PAVmed’s Chairman and CEO. “I agree with Dr. Engelman that the commercial introduction of NextFlo should drive a broad-based return to more economic gravity-driven infusions and eliminate the need for electronic infusion pumps in the majority of patients.”

“NextFlo’s clinical potential is clearly illustrated in the Institute of Medicine’s heavily-cited 1999 report on deaths from medical errors,” Dr. Aklog added. “This landmark report along with more recent studies have highlighted medication errors as the most common type of medical error and electronic infusion pumps as a major contributor to these medication errors. In fact, the latest generation of smart infusion pumps have been specifically associated with unintended patient risk (Hsu et al, Patient Safety. 2019 Mar).”

“NextFlo’s large immediately addressable domestic market opportunity is based on its commercial potential to transform up to 1 million infusions per day from electronic infusion pumps with significant capital, maintenance and disposable costs, to less costly entirely disposable gravity-driven infusion sets, while maintaining accuracy and enhancing patient safety,” he concluded.

About NextFlo

NextFlo is a fixed-flow intravenous infusion set with a proprietary, passive, pressure-dependent variable flow-resistor, designed to maintain constant flow with simple gravity-driven infusions independent of the height of the IV bag. The proprietary variable resistor, which consists of inexpensive, easy-to-manufacture, disposable mechanical parts, adjusts its resistance to flow based on the input pressure. As a result, constant flow is maintained throughout the duration of the infusion as long as the height of the bag is kept within a wide range, effectively from the ceiling to just above the infusion site. The infusion set will be provided across a range of typically prescribed flow rates for medications, fluids and other substance. Safety features include a fixed flow rate which cannot physically be exceeded despite human error, as well as protection against dangerous air embolism and IV infiltration. Future generations of the technology promise to provide adjustable flow rates up to a fixed maximum and very low flow rates that can be incorporated in disposable infusion pumps designed for outpatient use.

NextFlo’s development has moved into the industrial/human factors design phase to optimize ergonomics and general usability in clinical practice. Full design verification and validation testing will follow to support an FDA 510(k) submission later this year and we believe will be limited to bench-top testing. A first-in-human (FIH) clinical study is planned outside the U.S. once testing is complete, however demonstration of this groundbreaking technology to interested strategic partners will commence immediately and proceed in parallel with the regulatory process and initiation of FIH studies.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance innovative products to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its five lead products provide groundbreaking approaches to carpal tunnel syndrome (CarpX™), precancerous conditions of the esophagus (EsoCheck™), vascular access (PortIO™), pediatric ear infections (DisappEAR™) and medical infusions (NextFlo™). The company is also developing innovative products in other areas, such as catheters and tissue ablation, while seeking to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, factors affecting the timing and effectiveness of the registration statement for our proposed rights offering; volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com